EXHIBIT 5.01

[LETTERHEAD OF O’MELVENY & MYERS LLP]

December 12, 2008

Golden State Water Company
630 East Foothill Boulevard
San Dimas, California 91773

Re:	Registration of Debt Securities of Golden State Water Company

Ladies and Gentlemen:

     We have acted as special counsel to Golden State Water Company, a California corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2008 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of up to an aggregate of $100,000,000 of debt securities of the Company, in one or more series (the “Debt Securities”), to be issued under the Indenture, dated September 1, 1993 (the “Original Indenture”), between the Company and the Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 10, 2008 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).

     In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we have considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	The Indenture, filed as an exhibit to the Registration Statement, under which the Debt Securities are to be issued;

(iii)	The Restated Articles of Incorporation of the Company, as amended;

(iv)	The Bylaws of the Company, as amended;

(v)

The resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held on October 31, 2008 (the “Board Resolutions”) relating to the filing of the Registration Statement and related matters; and

(vi)	The resolutions of the issuance committee of the Board duly adopted at a meeting duly held on December 10, 2008 relating to the execution and delivery of the Supplemental Indenture.

     As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that the Company’s obligations will depend on the enforceability of a document against other parties to the document, we assume such document is enforceable against the other parties.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that with respect to any series of Debt Securities offered under the Registration Statement (the “Offered Debt Securities”), when (i) the Board of the Company and any issuance committee thereof has taken all necessary corporate action to fix and determine the terms of the Offered Debt Securities in accordance with the resolutions of the Board and any issuance committee thereof; (ii) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture; (iii) the issuance of and sale of the Offered Debt Securities have been duly authorized by the California Public Utilities Commission; (iv) either (a) the Offered Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and duly delivered to the purchasers thereof or (b) the book entry of the Offered Debt Securities by the Trustee in the name of The Depository Trust Company (“DTC”) or its nominee has been effected; and (v) the Company receives the agreed-upon consideration therefor, the issuance and sale of the Offered Debt Securities will have been duly authorized by all necessary corporate action on the part of the Company, and the Offered Debt Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws); (2) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity; (3) requirements that a claim with respect to any Offered Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (4) governmental authority which limits, delays or prohibits the making of payments outside the United States or in foreign currency or composite currency.

     Notwithstanding the foregoing, the opinions expressed above with respect to the Offered Debt Securities shall be deemed not to address the application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission to Offered Debt Securities the payment or interest on which will be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors.

      The law covered by this opinion is limited to the present federal law of the United States and the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or special political subdivision or other local authority of any jurisdiction.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “LEGAL MATTERS” in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,

/s/ O’Melveny & Myers LLP